Exhibit 99.1

Form of Chinese Legal Opinion

            , 2010

Tibet Pharmaceuticals, Inc.

Room 1701, 17/F

90 Jaffe Rd.

Wanchai, Hong Kong 674400

Re: Tibet Pharmaceuticals, Inc.

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC.

We have acted as PRC counsel for Tibet Pharmaceuticals, Inc., a British Virgin Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-166854) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2010. The Registration Statement relates to the offering (the “Offering”) of (i) up to 3,000,000 of the Company’s common shares, $0.001 par value per share (such offered common shares, the “Offering Shares”; the Company’s common shares, the “Shares”), and (ii) up to 180,000 Placement Agent Warrants exercisable to purchase one Share each as well as the Shares underlying those Placement Agent Warrants.

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion. These documents include but are not limited to the following agreements in place between the Company’s affiliate, Yibo Information Consulting (Shenzhen) Company Ltd., a PRC company, and the Company’s affiliate Yunnan Shangri-La Tibetan Pharmaceutical Group, Limited and or its shareholders: the Equity Pledge Agreement, the Shareholders’ Voting Proxy Agreement, the Exclusive Option Agreement, and the Entrusted Management Agreement, all dated March 26, 2010. (collectively, the “VIE Agreements”).

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents.

As used herein, (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (b) “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (c) “Governmental Approvals” means all approvals, consents, waivers, sanctions, authorizations, declarations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, licenses, certificates and permits required by Governmental Agencies; (d) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

Based on our understanding of current Chinese laws, regulations and rules, including the New M&A Rule and the CSRC procedures announced on September 21, 2006:

•	The VIE Agreements, are valid, binding and endorceable agreements under PRC law.

•

The Company currently controls its Chinese affiliate, Yunnan ShangriLa Tibetan Pharmaceutical Group Limited by virtue of VIE Agreements, but not through equity interest or asset acquisition which are stipulated in the New M&A Rule; and

•

In spite of the lack of clarity on this issue, the CSRC currently has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this Prospectus are subject to the New M&A Rule.

This opinion relates to the PRC Laws in effect on the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

De Heng Law Offices